SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                 FORM 8 - K

                               CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of Earliest event reported): May 11, 2005


                      BRAVO! FOODS INTERNATIONAL CORP.
       (Exact name of registrant as specified in its amended charter)


           Delaware                   000-25039              62-1681831
-------------------------------      ------------       -------------------
(State or other jurisdiction of      (Commission          (I.R.S. Employer
 incorporation or organization)      File Number)       Identification No.)

                        11300 US Highway 1, Suite 202
                     North Palm Beach, Florida 33408 USA
                  (Address of principal executive offices)

                               (561) 625-1411
                        Registrant's telephone number

                       China Premium Food Corporation
---------------------------------------------------------------------------
        (Former name or former address if changed since last report)

Item 7.01 Regulation FD Disclosure

Public Conference Call
----------------------

      On May 11, 2005, the Company conducted a public conference call to announce and discuss the results contained in its Form 10-QSB filed on that date for the period ended March 31, 2005. The following matters were discussed at that conference call:

      The Company reported total revenue of $897,770, with a gross margin of $220,107, for the quarter ended March 31, 2005, compared to total revenue of $438,206, with a gross margin of $108,085, for the same period in 2004.
This represents an increase of 105% in revenue and 103% in profit from the same period in 2004. The Company reported that increased sales of its new Starburst(R) Slammers(R) product line


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played a significant part in the increase in total revenue over any quarter in the Company's history. The Company reported that selling expenses increased but are expected to decrease in the future with less necessity for slotting fees and promotions associated with launching several new product lines and greater efficiencies in distribution and associated freight costs.

      The Company reported that sales have risen significantly since the close of the first quarter ended March 31, 2005, resulting in unaudited gross revenues of $928,000 in April, versus gross unit revenues of $959,000 for all of the first quarter of 2005. The sharp increase in revenue is due to successful nationwide distribution of the Company's co-branded Starburst(R), 3 Musketeers(R) and Milky Way(R) Slammers, the engagement of new distributors, new vendors, and significant growth in distribution channels. The Company also experienced increased reorders, with 11 of the 15 distributor dairies used for distribution to 7-Eleven stores having reordered. The Company reported that, since introduction of its new product lines, the unaudited numbers for the month of April alone suggest gross revenues that approximate those reported for all of the first quarter of 2005.

      The Company reported that is has 27 new distributors on a national basis, 19 of which presently have the Company's products. The Company also reported that its products are in 6 Vista VSA distribution centers to service its vending business and in 2 new distribution centers for Sam's Club. The Company expects to secure 14 new retail accounts in May and a like number in June, in addition to the Company's Pro Slammers(TM) products currently being shipped to 7-Eleven stores.

      The Company reported that it will ship its newest line of Slammers(R) to 4800 Walgreens stores nationwide, with anticipated potential for re-orders.

      As a result of rising sales, the Company announced that, based on forecasting models, its production partner Jasper Products plans to double domestic capacity to 4 million units per month for Slammers beginning in September of 2005, with additional capacity increases expected in February 2006 and again in May 2006.

      The Company reported that a number of initiatives were underway, including expanded distribution channels, significant production capabilities and efficiencies, and successful production and distribution of current lines. The Company has begun to focus on new product development, including working on several new beverages to be launched over the next several quarters, which the Company believes will enable growth in market share by capitalizing on its first-to-market status with highly innovative products.

      In addition, the Company recently initiated a number of strategic efficiencies to decrease its freight expenses. As previously announced, the Company will convert all of its existing product lines from refrigerated, extended shelf life products to the new ambient packaging, which requires no refrigerating throughout the delivery process, and significantly reduces the Company's per case freight cost. Concurrently, the Company


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has expanded the availability of its current lines by modifying pallet size, enabling customers to order more flavors.

Guidance
--------

      The Company offered guidance, expecting gross revenues to rise to $3 million for the second quarter of 2005, with $4.5 million expected for all of Q3FY05. On the strength of reorders and growth in distribution partners, the Company expects to report more than $5 million in gross revenues for the fourth quarter, with gross revenue for the full year an expected $13-15 million.

                                 Signatures

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       Bravo! Foods International Corp.


Date: May 12, 2005                     By:  /s/ Roy D. Toulan, Jr.
                                            -------------------------------
                                            Roy D. Toulan, Jr.
                                            Vice President, General Counsel


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